Exhibit 3.9

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATK LAUNCH SYSTEMS INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is ATK Launch Systems Inc.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and this Certificate of Incorporation, and all rights conferred upon stockholders and directors herein, are granted subject to this reservation.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually, and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 3. To the extent that a person who is or was a director, officer, employee or agent of the Corporation, or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise with which he is or was serving at the request of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually incurred by him in connection therewith.

Section 4. Any indemnification under Sections 1 or 2 of this Article EIGHTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said Section 1 or 2. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Section 5. Expenses (including attorneys’ fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation pursuant to this Article EIGHTH. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 6. The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article EIGHTH, shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. The Corporation may purchase and maintain insurance (and pay the entire premium therefor) on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article EIGHTH or of Section 145 of the General Corporation Law of the State of Delaware.

Section 8. For the purposes of this Article EIGHTH references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

Section 9. The invalidity or unenforceability of any provision of this Article EIGHTH shall not affect the validity or enforceability of the remaining provisions of this Article EIGHTH.

NINTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

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